Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2012 Financial Results

– Reported Positive Clinical Data from Three RNAi Therapeutic Programs in Quarter and Recent Period: ALN-TTR02 for the Treatment of Transthyretin-Mediated Amyloidosis; ALN-PCS for the Treatment of Severe Hypercholesterolemia; and, ALN-RSV01 for the Treatment of Respiratory Syncytial Virus Infection –

– Maintained Strong Balance Sheet with $293 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 6, 2012--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2012, and company highlights.

“This was an exceptional quarter and recent period for Alnylam, where we reported positive clinical data from several RNAi therapeutic programs. Within our ‘Alnylam 5x15’ product efforts, we showed that ALN-TTR02 achieves rapid, dose-dependent, durable, and specific knockdown of serum transthyretin - the disease causing protein in transthyretin-mediated amyloidosis - after just a single dose. Specifically, we showed transthyretin knockdown of up to 94% with a nearly 80% level of suppression sustained at one month. We believe these data document an unprecedented level of clinical activity for RNAi therapeutics and serve as an important industry milestone in the advancement of this new class of medicines to patients,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We also reported encouraging clinical data from our Phase I ALN-PCS trial showing statistically significant and durable knockdown of plasma PCSK9 of up to 84% and lowering of LDL cholesterol of up to 50%. Further, we presented key pre-clinical proof of concept data for ALN-AT3, an RNAi therapeutic targeting antithrombin for the treatment of hemophilia, which employs our conjugate delivery platform enabling subcutaneous dose administration. In aggregate, these important accomplishments give us great confidence in the continued execution of our ‘Alnylam 5x15’ product strategy focused on advancement of RNAi therapeutics toward genetically defined targets for diseases where there are limited treatment options for patients and caregivers.”

“In addition to the important advancements made with our ‘Alnylam 5x15’ programs, we also made notable progress with our partnered RNAi therapeutic programs. We reported top-line results from our Phase IIb trial with ALN-RSV01 - an inhaled RNAi therapeutic for the treatment of respiratory syncytial virus infection in lung transplant patients - which we believe provide important evidence for clinical efficacy toward new or progressive bronchiolitis obliterans syndrome, an irreversible and life-threatening complication of infection in these patients. We look forward to presenting additional data from our ALN-RSV01 study and discussing our results with U.S. and European regulatory authorities,” said Barry Greene, President and Chief Operating Officer of Alnylam. “In addition, we are very pleased to have formed a strategic collaboration with Ascletis, a Chinese biopharmaceutical company, for the continued advancement of ALN-VSP, our RNAi therapeutic program for the treatment of liver cancer that has completed a positive Phase I study. We look forward to working with Ascletis in their efforts to advance this medicine into Phase II trials.”

Cash, Cash Equivalents and Total Marketable Securities

At June 30, 2012, Alnylam had cash, cash equivalents and total marketable securities of $292.8 million, as compared to $260.8 million at December 31, 2011.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2012 was $13.0 million, or $0.25 per share on both a basic and diluted basis (including $3.1 million, or $0.06 per share of non-cash stock-based compensation expense), as compared to a net loss of $13.8 million, or $0.33 per share on both a basic and diluted basis (including $4.2 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $20.9 million for the second quarter of 2012, as compared to $20.6 million for the same period last year. Revenues for the second quarter of 2012 included $14.0 million of collaboration revenues related to the company’s alliance with Roche (which assigned its rights and obligations to Arrowhead Research Corporation during 2011), $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.4 million of expense reimbursement, amortization, and/or license fee revenues from Cubist Pharmaceuticals, Inc., InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $21.7 million in the second quarter of 2012, which included $2.0 million of non-cash stock-based compensation, as compared to $25.3 million in the second quarter of 2011, which included $2.8 million of non-cash stock-based compensation. The decrease in R&D expenses in the second quarter of 2012 as compared to the prior year period was due primarily to lower clinical trial and manufacturing expenses related to the company’s ALN-RSV and ALN-VSP programs, partially offset by additional expenses related to the advancement of the company’s ALN-TTR program. In addition, external services expenses decreased, due primarily to lower pre-clinical expenses for the company’s ALN-TTR and ALN-PCS programs which were advanced further in the clinic. Compensation and related expenses also decreased due primarily to the reduction in workforce in connection with Alnylam’s January 2012 strategic corporate restructuring. Partially offsetting these decreases were license fees due to certain entities related to drug delivery-related and platform technologies. Alnylam expects R&D expenses will remain consistent for the remainder of 2012.

General and Administrative Expenses

General and administrative (G&A) expenses were $11.2 million in the second quarter of 2012, which included $1.1 million of non-cash stock-based compensation, as compared to $8.4 million in the second quarter of 2011, which included $1.4 million of non-cash stock-based compensation. The increase in G&A expenses for the second quarter of 2012 as compared to the prior year period was due primarily to an increase in consulting and professional services related to business and legal activities. Alnylam expects G&A expenses will remain consistent for the remainder of 2012.

Regulus Therapeutics

Equity in loss of joint venture was $1.1 million and $1.0 million for the second quarter of 2012 and 2011, respectively, related to our share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.3 million for the second quarter of 2012 and 2011.

2012 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $250 million at December 31, 2012.

“Alnylam continues to maintain a solid financial profile, ending the second quarter with approximately $293 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “We believe we will end 2012 with greater than $250 million in cash, which will continue to provide us with a strong balance sheet as we advance our RNAi therapeutics through clinical trials and toward the market.”

Second Quarter 2012 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Reported Positive Clinical Data with ALN-TTR02, an RNAi Therapeutic Targeting Transthyretin (TTR) for the Treatment of Transthyretin-Mediated Amyloidosis (ATTR). Results from a Phase I study of ALN-TTR02 were presented at Boston University School of Medicine, showing that administration of ALN-TTR02 led to robust knockdown of serum TTR protein levels of up to 94%; the overall results were highly significant (p<0.00001 by ANOVA). Suppression of TTR, the disease-causing protein in ATTR, was found to be rapid, dose dependent, durable, and specific after just a single dose. ALN-TTR02 was found to be generally safe and well tolerated in this Phase I normal human volunteer study, consistent with Alnylam’s broader clinical experience with lipid nanoparticle (LNP)-formulated siRNA, which now includes more than 100 patients or subjects, over 325 total doses administered, and a length of treatment exceeding two years.

  Advanced Clinical Development of ALN-TTR02 into Phase II Clinical Trial. Alnylam initiated a Phase II clinical trial of ALN-TTR02 aimed at evaluating safety and tolerability of multiple once-monthly doses of ALN-TTR02 in ATTR patients. The study will also evaluate the clinical activity of ALN-TTR02 based on measurement of serum levels of TTR. In addition, the U.S. Food & Drug Administration (FDA) has provided Orphan Drug Designation to ALN-TTR02 as a therapeutic for the treatment of familial amyloidotic polyneuropathy (FAP), one of the predominant clinical manifestations of ATTR. Alnylam plans to start a pivotal trial for ALN-TTR02 in 2013.
  Presented Pre-clinical Data with ALN-TTRsc, a Subcutaneously Administered RNAi Therapeutic for the Treatment of ATTR. Data presented today at the XX International Roundtable on Nucleosides, Nucleotides and Nucleic Acids being held August 5-9 in Montreal, Canada, showed potent, dose-dependent, and durable knockdown of serum TTR with Alnylam’s GalNAc-conjugate approach in its ALN-TTRsc pre-clinical program. In non-human primates, subcutaneous doses of ALN-TTRsc as low as 2.5 mg/kg resulted in an approximately 80% reduction of TTR. In addition, in single dose and multi-dose pre-clinical safety studies in rodents and non-human primates, ALN-TTRsc was found to be generally safe and well tolerated with a “no adverse effect level” (NOAEL) greater than or equal to 300 mg/kg, and, thus, a therapeutic index exceeding 100-fold. Alnylam expects to file an investigational new drug (IND) application, or IND equivalent, for ALN-TTRsc by the end of 2012.
  Presented Final Results from a Phase I Clinical Trial of ALN-TTR01, a First-Generation RNAi Therapeutic for the Treatment of ATTR. Data were presented at the XIII International Symposium on Amyloidosis. Results from this study showed that administration of ALN-TTR01 resulted in statistically significant reductions in serum TTR protein levels, including both wild-type and mutant TTR protein, in ATTR patients. ALN-TTR01 was found to be generally safe and well tolerated in this study. Based on the significantly improved efficacy of ALN-TTR02, Alnylam has no further development plans for ALN-TTR01.
  Designated ALN-AT3, an RNAi Therapeutic Targeting Antithrombin (AT) for the Treatment of Hemophilia, as Development Candidate; Presented New Pre-clinical Data. ALN-AT3 was selected as the company’s development candidate in its hemophilia program, and employs Alnylam’s GalNAc-siRNA conjugate technology enabling subcutaneous dose administration. Data presented at the World Federation of Hemophilia World Congress demonstrated that subcutaneous administration of ALN-AT3 results in potent, dose-dependent, and durable silencing of AT in pre-clinical models and that AT reduction can normalize thrombin generation in an animal model of hemophilia, establishing proof of concept for this program. Specifically, ALN-AT3 demonstrated potent activity in both mice and non-human primates, with an ED50 for AT plasma protein knockdown of approximately 1 mg/kg after a single subcutaneous dose. Further, in studies performed in mouse models of hemophilia, ALN-AT3 was found to achieve dose-dependent knockdown of endogenous AT and to significantly increase thrombin generation. Alnylam also announced new data today for ALN-AT3 at the XX International Roundtable on Nucleosides, Nucleotides and Nucleic Acids showing that weekly subcutaneous injections at doses as low as 0.75 mg/kg provided sustained AT knockdown of approximately 80%. In addition, administration of ALN-AT3 in non-human primates showed a very durable response, where a single subcutaneous dose of ALN-AT3 achieved nadir knockdown of AT plasma levels at about day 15, with effects lasting over 22 days. ALN-AT3 was found to be generally safe and well tolerated in all of these pre-clinical studies. In aggregate, these new data support a once-a-week or twice-a-month subcutaneous dosing paradigm. Alnylam expects to file an IND application, or IND equivalent, for ALN-AT3 in 2013.

  Presented Positive Clinical Results in ALN-PCS Severe Hypercholesterolemia Program. ALN-PCS is a PCSK9 synthesis inhibitor that reduces intracellular and extracellular levels of PCSK9 resulting in lowered plasma levels of low-density lipoprotein cholesterol (LDL-C, or “bad” cholesterol). Data from a Phase I clinical trial presented at the American Heart Association’s Arteriosclerosis, Thrombosis and Vascular Biology 2012 Scientific Sessions demonstrated that administration of a single dose of ALN-PCS, in the absence of statin co-administration, resulted in statistically significant and durable knockdown of plasma PCSK9 of up to 84% and lowering of LDL-C of up to 50%. ALN-PCS was shown to be safe and well tolerated in this study. Alnylam plans to partner this program prior to conducting Phase II clinical studies.

Key Partnered Program Highlights

  Announced Top-Line Results of Phase IIb Clinical Trial of ALN-RSV01, an Inhaled RNAi Therapeutic for the Treatment of Respiratory Syncytial Virus (RSV) Infection in Lung Transplant Patients. The Phase IIb study was a double-blind, placebo-controlled, randomized global study of ALN-RSV01 with a primary endpoint of the incidence of new or progressive bronchiolitis obliterans syndrome (BOS) at 180 days after RSV infection and study enrollment. Results showed that ALN-RSV01 was associated with a clinically meaningful treatment effect, with a reduction of over 50% in the incidence of day 180 BOS as compared with placebo. The study narrowly missed the primary endpoint in an “intent-to-treat” (ITTc) analysis of confirmed RSV infected patients (p=0.058), but achieved statistically significant reductions in prospectively defined analyses of ITTc patients with their “last observation carried forward” (p=0.028), and of ITTc patients treated “per protocol” (p=0.025). Alnylam plans to present complete results of the study at the European Respiratory Society Annual Congress to be held September 1-5, 2012 in Vienna. The company plans to meet with U.S. and European regulatory authorities later this year to determine next steps for this program and will communicate future development plans, if any, in the second half of the year.
  Presented Data from its Phase I Extension Study with ALN-VSP, an RNAi Therapeutic for the Treatment of Liver Cancers. Alnylam presented data from its ALN-VSP program at the American Society of Clinical Oncology (ASCO) annual meeting. Overall, the results demonstrated disease control lasting more than six months in the majority of patients treated on the extension study protocol, including a complete response (CR) in an endometrial cancer patient who had multiple liver metastases. In this study, chronic dosing with ALN-VSP was found to be generally safe and well tolerated. Alnylam reported today that the endometrial cancer patient has maintained her CR and has completed dosing after 50 doses and 26 months of therapy; one patient with stable disease remains on protocol with 17 months of therapy received to date.

Business and Organizational Highlights

  Earned Milestone Payment from GlaxoSmithKline in VaxiRNA™ Collaboration on Flu Vaccine Production. Alnylam earned a development milestone payment from GlaxoSmithKline (GSK), totaling $3.2 million. The milestone payment is related to progress in the companies’ collaboration on the use of VaxiRNA technology for the production of GSK influenza vaccine. Alnylam’s VaxiRNA platform uses RNAi technology for the enhanced manufacturing of vaccine products.

  Formed Collaboration with Ascletis to Develop ALN-VSP. Alnylam and Ascletis Pharmaceuticals Co., Ltd.., a privately held U.S.-China joint venture pharmaceutical company, formed a strategic collaboration for the development of ALN-VSP, a systemically delivered RNAi therapeutic for the treatment of liver cancers including hepatocellular carcinoma (HCC), a significant area of unmet need in China. This collaboration provides Ascletis with the exclusive rights to develop and commercialize ALN-VSP in China including Hong Kong, Macau, and Taiwan. Alnylam will retain all rights in the rest of the world, and is eligible to receive milestones and royalties based on product sales.
  Expanded Board of Directors, Scientific Advisory Board, and Management Team. Alnylam elected Dennis A. Ausiello, M.D. to its Board of Directors and Scientific Advisory Board. Dr. Ausiello is the Jackson Professor of Clinical Medicine at Harvard Medical School and Chief of Medicine at Massachusetts General Hospital (MGH). Alnylam has also appointed Oved Amitay to the newly created position of Vice President, Head of Commercial. Before joining Alnylam, Mr. Amitay was Vice President for Strategic Development for the Personalized Genetic Health business at Genzyme Corporation, now a Sanofi company, and General Manager, Gaucher Disease Portfolio. Oved brings significant commercial, clinical and scientific experience in genetic diseases. In addition, Akshay Vaishnaw, M.D., Ph.D. has been named Executive Vice President and Chief Medical Officer; he previously held the title of Senior Vice President and Chief Medical Officer. Jared Gollob, M.D., has been promoted to Vice President, Clinical Research, from Senior Director, and Lubomir (Lubo) Nechev, Ph.D. has been promoted to Vice President, Process Sciences, from Senior Director.

Conference Call Information

Management will provide an update on the company, discuss second quarter 2012 results, and discuss expectations for the future via conference call on Monday, August 6, 2012 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-383-8008 (domestic) or 617-597-5341 (international) five minutes prior to the start time and provide the passcode 97579609. A replay of the call will be available beginning at 6:30 p.m. ET on Monday, August 6, 2012. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 83717981.

A live audio webcast of the call will also be available on the News & Investors page of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partnered programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, and Ascletis. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and Sanofi. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-AT3 for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in the United States and potentially certain other countries; the company will seek development and commercial alliances for other core programs both in the United States and in other global territories.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02 and ALN-TTRsc, ALN-AT3, ALN-PCS, ALN-VSP and ALN-RSV01, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-TTR02, ALN-TTRsc and ALN-AT3, its expectations regarding reporting data from its clinical studies, including its ALN-RSV01 study, its plans to seek collaborations for its ALN-PCS program, its expectations regarding the continued development of ALN-VSP in China and the rest of the world, the possibility of Alnylam receiving future milestones and royalties from Ascletis based on the development and commercialization of ALN-VSP in the Ascletis territory, and its expected cash position as of December 31, 2012, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties related to Alnylam’s ability to successfully implement its strategic corporate restructuring and workforce reduction plan and achieve the estimated cost savings, the impact of the workforce reduction on Alnylam’s business, the ability of Alnylam to attract and retain qualified personnel, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net revenues from research collaborators	$20,884	$20,614	$41,471	$41,511

Operating expenses:
Research and development (1)	21,723	25,303	42,797	51,652
General and administrative (1)	11,228	8,429	21,634	18,653
Total operating expenses	32,951	33,732	64,431	70,305
Loss from operations	(12,067)	(13,118)	(22,960)	(28,794)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,139)	(1,012)	(2,028)	(2,084)
Interest income	271	322	494	704
Other (expense) income	(21)	(16)	170	65
Total other income (expense)	(889)	(706)	(1,364)	(1,315)
Net loss	$(12,956)	$(13,824)	$(24,324)	$(30,109)
Net loss per common share - basic and diluted	$(0.25)	$(0.33)	$(0.50)	$(0.71)
Weighted average common shares used to compute basic and diluted net loss per common share	51,280	42,379	48,877	42,369

Comprehensive loss:
Net loss	$(12,956)	$(13,824)	$(24,324)	$(30,109)
Unrealized gain (loss) on marketable securities	(25)	(228)	103	(960)
Comprehensive loss	$(12,981)	$(14,052)	$(24,221)	$(31,069)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$1,998	$2,830	$4,086	$5,495
General and administrative	1,098	1,384	2,166	2,841

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30, 2012	December 31, 2011
Cash, cash equivalents and total marketable securities	$292,765	$260,809
Billed and unbilled collaboration receivables	4,385	1,468
Prepaid expenses and other current assets	6,933	4,158
Property and equipment, net	14,206	14,643
Investment in joint venture (Regulus Therapeutics Inc.)	—	564
Intangible assets, net	188	275
Total assets	$318,477	$281,917
Accounts payable and accrued expenses	$19,747	$18,140
Total deferred revenue	103,453	140,853
Total deferred rent	4,936	4,211
Investment in joint venture (Regulus Therapeutics Inc.)	1,364	—
Other liabilities	690	716
Total stockholders’ equity (52.0 million and 42.7 million common shares issued and outstanding and at June 30, 2012 and December 31, 2011, respectively)	188,287	117,997
Total liabilities and stockholders' equity	$318,477	$281,917

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2011.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer